Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

ASP Isotopes Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	8,200,000 shares	(2)	$2.76	(3)	$22,632,000	$110.20 per $1,000,000	$2,494.05
Equity	Common stock, $0.01 par value per share	Rule 457(h)	2,901,000 shares	(4)	$1.91	(5)	$5,540,910	$110.20 per $1,000,000	$610.61
	Total Offering Amounts						$$38,340,910		$3,104.65
	Total Fee Offsets (6)								$0
	Net Fee Due								$3,104.65

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 8,200,000 shares of common stock issuable under the ASP Isotopes Inc. 2022 Incentive Award Plan (the “2022 Plan”), which number consists of (a) 5,000,000 shares of common stock initially available for future grants under the 2022 Plan, and (b) up to an additional 3,200,000 shares of common stock that may become issuable under the 2022 Plan pursuant to its terms. To the extent outstanding awards under the 2022 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2022 Plan.

(3)

This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The computation is based upon the average high and low prices of the registrant's common stock on November 15, 2022, as reported on the NASDAQ Capital Market

(4)	Represents 2,901,000 shares of common stock subject to outstanding options under the ASP Isotopes Inc. 2021 Stock Incentive Plan (the “2021 Plan”). No additional stock awards will be granted under the 2021 Plan.

(5)	This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $1.91 per share, which is the weighted average exercise price of outstanding options granted under the 2021 Plan being registered.

(6)	The registrant does not have any fee offsets.